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Exhibit 99.1

For Immediate Release

Contact:	Carrie Doyle 312-580-4865 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES TENDER OFFER EXPIRATION

CHICAGO, January 3, 2003—Smurfit-Stone Container Corporation today announced that, as of 5:00 p.m., Eastern time, on Thursday, January 2, 2003 (the "Expiration Time"), the previously announced tender offer (the "Tender Offer") of Stone Container Finance Company of Canada, an indirect, wholly-owned subsidiary of Smurfit-Stone, to purchase any and all of its outstanding 11 1/2% Senior Notes due 2006 (the "Notes") had expired and that all Notes tendered were accepted for purchase. As of the Expiration Time, approximately $14,848,000 principal amount outstanding of Notes had been validly tendered and not withdrawn.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1